SECURITIES AND EXCHANGE COMMISSION

                             450 Fifth Street, N.W.
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: December 31, 1996


                            Atlantic Industries, Inc.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



     Colorado                      0-9455                     13-3045713
    ---------                   -----------                  -------------
    (State of                   (Commission                  (IRS Employer
  incorporation)                File Number)              Identification No.)


                 38 South Audley Street, London, England W1Y 5DH
                 -----------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


     Registrant's telephone number, including area code: 011-44171-629-7617

                         Little Prince Productions, Ltd.
          ------------------------------------------------------------
          (Former Name or Former Address, if Change Since Last Report)

Item 2.           Change in Control

         Since 1994, the Patchouli Foundation ("Patchouli") has made loans to Atlantic Industries, Inc., formerly Little Prince Productions, Ltd. (the "Company"), to cover costs and expenses incurred in connection with various corporate activities, including without limitation, legal, accounting and filing fees incurred in connection with the preparation of the Company's Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995, proxy statements and state income tax returns. Patchouli is a non-discretionary family trust, governed by Liechtenstein law, set up for the benefit of the family of Adrian P. Kirby, the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Kirby may be deemed to be a beneficial owner of such shares through the investment and voting powers which Mr. Kirby has over such shares through his position as attorney-in-fact for the administrator of Patchouli.

         As of December 31, 1996, Patchouli had loaned to the Company $170,000 exclusive of interest (the "Patchouli Loan"). On December 31, 1996, the Board of Directors (the "Board") unanimously authorized the issuance of 1,360,000 shares of the Company's $.01 par value common stock (the "Common Stock" or the "Shares") to Patchouli in payment for the Patchouli Loan and all interest thereon. As a result of this exchange, Patchouli became the beneficial owner of 51.4% of Common Stock issued and outstanding. Prior to the exchange Patchouli owned approximately 25% of the Common Stock issued and outstanding. Although the Common Stock currently has no value, the Board valued the Common Stock at a price of $.125 per share for purposes of determining the number of Shares Patchouli would receive as payment for the Patchouli Loan. The Board believed that the offered price of $.125 per share was fair and reasonable to the Company and its shareholders.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        ATLANTIC INDUSTRIES, INC.



Date:  January 14, 1997                 By: /s/ Peter N. Chapman
                                            --------------------------------
                                            Peter N. Chapman, Director and Chief
                                            Financial Officer